EXHIBIT (14)

                          Consent of Independent Accountants


          We hereby consent to the incorporation by reference in the Prospectus and Statement of Information constituting part of this registration statement on Form N-14 (the "Registration Statement") of our report dated February 10, 1995, relating to the financial statements and financial highlights appearing in the December 31, 1994 Annual Report of The EBI Funds, Inc., which is also incorporated by reference. We also consent to the incorporation by reference of our report into the Proxy Statement/Prospectus constituting part of the Registration Statement, to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.



          Price Waterhouse LLP
          Denver, Colorado
          September 29, 1995